EXHIBIT 3.1(b)

                    CERTIFICATE OF THE DESIGNATIONS, POWERS,
                             PREFERENCES AND RIGHTS
                                     OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                           (par value $.001 per share)

                                       of

                             PrintOnTheNet.com, Inc.
                             a Delaware Corporation

                                   ----------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                                   ----------


         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of PrintOnTheNet.com, Inc., a Delaware corporation (the "Corporation"), on May 30, 2000:

         RESOLVED, that there be, and hereby is, created out of the class of 10,000,000 shares of preferred stock of the Corporation, $.001 par value per share, a series of preferred stock with the following designations, powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions (this instrument hereinafter referred to as the "Designation"):

         1. Number of Shares and Designations. 5,500,000 shares of the preferred stock, $.001 par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock").

         2. Dividend Provisions. Subject to the rights of the holders of the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and any other series of Preferred Stock that may from time to time come into existence, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, ratably with any declaration or payment of any dividend with holders of the Common Stock or other junior securities of the Corporation, when, as and if declared by the Board of Directors, based on the number of shares of Common Stock into which each share of Series B Convertible Preferred Stock is then convertible.

         3. Rank. The Series B Preferred Stock shall rank: (i) junior to the Series A Preferred Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (the "Senior Securities"); (ii) prior to all of the Corporation's common stock, $.001 par value per share (the "Common Stock");
(iii) prior to any class or series of capital stock of the corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

         4. Liquidation Preference.

                  (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, but after any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Senior Securities, an amount in cash equal to $2.00 per share (subject to adjustment in the event of stock splits, combinations or similar events). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount available for distribution on all shares of the Series B Preferred Stock and of such Parity Securities, if any.

                  (b) Upon the completion of the distributions required by subparagraph (a) of this Paragraph 4, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights.

                  (c) For purposes of this Paragraph 4, a merger or consolidation or a sale of all or substantially all of the assets of the Corporation shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving corporation immediately thereafter. Notwithstanding Paragraph 7 hereof, such provision may be waived in writing by a majority of the holders of the then outstanding Series B Preferred Stock.

         5. Redemption. The Series A Preferred Stock is not redeemable.

         6. Automatic Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) From and after the Conversion Date (as defined in Section 6(b)), each share of Series B Preferred Stock shall automatically, without any further action of the holders thereof or the Corporation being required, be converted (the "Conversion") into and be deemed and treated for all purposes to represent ownership of twenty (20) fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate." The Corporation hereby irrevocably agrees to take any action that may be required to be taken by law in order to cause the Conversion to occur on the Conversion Date.

                  (b) For the purposes hereof, "Conversion Date" means the close of business on the date that the Corporation files with the Secretary of State of the State of Delaware an amendment to the Corporation's Certificate of Incorporation increasing the authorized number of shares of Common Stock to at least two hundred million (200,000,000) shares.

                  (c) After the Conversion Date, each certificate representing Series B Preferred Stock (i) shall automatically represent the number of shares of Common Stock into which such Series B Preferred Stock has been converted pursuant to the provisions of Section 6(a), and (ii) at the option of the holder thereof, may be surrendered for exchange for a certificate or certificates for that number of shares of Common Stock into which such Series B Preferred Stock has been converted pursuant to the provisions of Section 6(a).

                  (d) Each certificate for Series B Preferred Stock so surrendered shall be accompanied by written notice to the Corporation stating the name or names (with addresses) in which the certificate or certificates for Common Stock issuable pursuant to such exchange shall be issued and shall, unless the Common Stock issuable on exchange are to be issued in the same name as the registration of such certificate, be duly endorsed by, or be accompanied by stock powers, duly endorsed for transfer in form satisfactory to the Corporation duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

                  (e) In case of any reorganization, reclassification or change of the Common Stock (including any such reorganization, reclassification or change in connection with a consolidation or merger in which the Corporation is the continuing entity), or any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity (other than a consolidation or merger in which the Corporation is the continuing entity), or of any sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other person or entity, prior to the Conversion Date, each share of Series B Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of stock or other securities or property receivable upon such reorganization, reclassification, change, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock would have been converted had the Conversion Date occurred. The provisions of this Section 6(e) shall similarly apply to successive reorganizations, reclassifications, changes, consolidations, mergers or sales immediately prior to such reorganization, reclassification, change, consolidation, merger or sale.

                  (f) In case the Corporation shall, prior to the conversion of all the Series B Preferred Stock, (a) issue Common Stock as a dividend or distribution on all shares of Common Stock of the Corporation, (b) split or otherwise subdivide its outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (except in the case of a merger, consolidation or sale of all or substantially all of the assets of the Corporation) any shares of the capital stock of the Corporation, the Conversion Rate in effect on the record date for any stock dividend or the effective date of any such other event shall be appropriately adjusted (as determined by the Board of Directors) so that the holder of each share of the Series B Preferred Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock which it would own or be entitled to receive immediately after the happening of any of the events mentioned above had such share of the Series B Preferred Stock been converted immediately prior to the close of business on such record date or effective date. The adjustments herein provided shall become effectively immediately following the record date for any such stock dividend or the effective date of any such other events. There shall be no adjustment in the Conversion Rate in the event that the Corporation pays a cash dividend.

                  (g) (i) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash, equal to such fraction multiplied by the closing price (determined as provided in subparagraph (ii) of this Paragraph 6(g) of the Common Stock on the day of conversion.

                      (ii) For the purposes of any computation under subparagraph 6(g)(i), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days prior to the day in question. The closing price for each day shall be the last sales price regular way or in case no sale takes place on such day, the average of the closing high bid and low asked prices regular way, in either case
         (a) as officially quoted by the Nasdaq SmallCap Market or the Nasdaq National Market or such other market on which the Common Stock is then listed for trading, or (b) if, in the reasonable judgment of the Board of Directors of the Corporation, the Nasdaq SmallCap Market or the Nasdaq National Market is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of the Corporation, or (c) if, in the reasonable judgment of the Board of Directors of the Corporation, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of the Corporation.

                  (h) The Corporation will pay any taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series B Preferred Stock. However, the Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (i) The Corporation will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                  (j) No shares of Series B Preferred Stock which have been converted to Common Stock shall be reissued by the Corporation, provided, however, that any such share, upon being converted and canceled, shall be restored to the status of an authorized but unissued share of preferred stock without designation as to series, rights or preferences and may thereafter be issued as a share of preferred stock not designated as Series B Preferred Stock.

         7. Voting Rights.

                  (a) In addition to any other rights provided for herein or by law, the holders of Series B Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote each share of Series B Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series B Preferred Stock is then convertible, calculated to the nearest whole share.

                  (b) So long as any shares of the Series B Preferred Stock remain outstanding, the consent of the holders of a majority of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance of any series of preferred stock or other security of the Corporation which is senior to the Series B Preferred Stock as to liquidation and/or dividend rights.

                  (c) So long as any shares of the Series B Preferred Stock remain outstanding, the consent of a majority of the holders of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Designation or the Certificate of Incorporation of the Corporation, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series B Preferred Stock so as to adversely affect the Series B Preferred Stock.

                  (d) Each share of the Series B Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series B Preferred Stock, as set forth in subsections (b) and (c) above.

                  (e) In the event that the holders of the Series B Preferred Stock are required to vote as a class on any other matter, the affirmative vote of holders of not less than fifty percent (50%) of the outstanding shares of Series B Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series B Preferred Stock, such matter shall bind all holders of Series B Preferred Stock.

         8. Miscellaneous.

                  (a) There is no sinking fund with respect to the Series B Preferred Stock.

                  (b) The shares of the Series B Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Designation and in the Certificate of Incorporation of the Corporation, as amended.

                  (c) The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

         IN WITNESS WHEREOF, PrintOnTheNet.com, Inc. has caused this Designation to be executed this 30th day of May, 2000.

                                      PrintOnTheNet.com, Inc.

                                      By:  /s/ Benjamin Rogatinsky
                                         ---------------------------------------
                                         Name: Benjamin Rogatinsky
                                         Title: Chief Executive Officer